EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement No. 33-92184 of Starbucks Corporation on Form S-8 of our report dated September 11, 2008, appearing in the Annual Report on Form 11-K of Starbucks Corporation Employee Stock Purchase Plan — 1995 for the year ended June 30, 2008.
/s/ Grant Thornton LLP
Seattle, Washington
September 11, 2008